EXHIBIT 5

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

August 15, 2018

ChoiceOne Financial Services, Inc.

109 East Division

Sparta, Michigan 49345

Re:	ChoiceOne Financial Services, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We are counsel to ChoiceOne Financial Services, Inc. ("ChoiceOne") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 100,000 shares of ChoiceOne common stock, no par value ("Common Stock"), issuable under the ChoiceOne Financial Services, Inc. Stock Incentive Plan of 2012 (the "Plan") under a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on or about July 31, 2018.

We are familiar with the proceedings taken by ChoiceOne in connection with the authorization of 100,000 shares of Common Stock to be issued under the Registration Statement (the "Shares"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Shares, when duly registered under the Securities Act and issued and delivered under the Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

This opinion is rendered for the purposes of Part II, Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission. This opinion, which is limited to the matters specifically referenced in this letter and is further limited to the laws of the State of Michigan, is effective as of the date of this letter. No expansion of our opinion may be made by implication or otherwise.

Warner Norcross & Judd LLP

By	/s/ Charlie Goode
Charlie Goode, a Partner